Smith Barney Futures Management LLC
                         388 Greenwich Street, 7th Floor
                          New York, New York 10013-2396






May 31, 2000



Campbell & Company, Inc.
Court Tower Building, Towson
210 West Pennsylvania Avenue
Suite 770
Baltimore, MD 212104


Attn: Mrs. Theresa D. Becks

         Re:      Management Agreement Renewals

Dear Mrs. Becks:

We are writing with respect to your management agreements concerning the commodity pools to which reference is made below (the "Management Agreements"). We are extending the term of the Management Agreements through June 30, 2001and all other provisions of the Management Agreements will remain unchanged.

                       Smith Barney Potomac Futures  Fund L.P.
                       Smith Barney Diversified Futures Fund L.P.
                       Smith Barney Global Markets Futures Fund
                       Smith Barney Diversified Futures Fund L.P. II Smith Barney Campbell F.M. and Energy Fund plc Smith Barney Global Diversified Futures Fund L.P. Smith Barney Diversified 2000 Futures Fund L.P.




Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Mr. Daniel Dantuono at the address above or fax to 212-723-8985. If you have any questions I can be reached at 212-723-5416.

Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT LLC


By:
         Daniel A. Dantuono
         Chief Financial Officer,
         Director & Treasurer

AGREED AND ACCEPTED

CAMPBELL & COMPANY, INC.



DAD/sr